Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of this 27th day of March, 2019 by and between ADRIANO DUARTE, an individual residing at 1 Vultee Drive, Florham Park, New Jersey 07932 (the “Employee”), SB ONE BANK, a New Jersey state chartered commercial bank with its principal place of business located at 100 Enterprise Drive, Suite 700, Rockaway, New Jersey, 07866 (the "Bank"), and SB ONE BANCORP, a New Jersey corporation with its principal place of business located at 100 Enterprise Drive, Suite 700, Rockaway, New Jersey, 07866 (the "Company"). The Bank and the Company are sometimes collectively referred to herein as "Employer".

W I T N E S S E T H

WHEREAS, Employer desires to secure the services of Employee as the Executive Vice President & Chief Financial Officer of the Bank, which services Employee is willing to furnish on the terms and conditions hereinafter set forth;

WHEREAS, the Board of Directors of the Bank and the Board of Directors of the Company have each determined that it is in the best interests of each of the Bank and the Company to enter into this Agreement with Employee, and each respective Board has authorized the Bank and the Company to enter into this Agreement;

WHEREAS, Employee understands and agrees that Employee’s execution of this Agreement is a prerequisite and condition for employment (or continued employment as the case may be) with Employer;

WHEREAS, this Agreement supersedes any and all previous agreements, promises or other representations, between Employee and Employer; and

WHEREAS, to induce Employer to employ Employee, Employee has agreed to execute and deliver this Agreement;

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and undertakings of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each party hereto, intending to be legally bound, does hereby agree as follows:

1.       Employment.

The Company and the Bank hereby jointly agree to employ the Employee, and the Employee hereby accepts such employment, upon the terms and conditions set forth herein.

 2.       Term.

The term of this Agreement shall commence on March 27, 2019 and will terminate at the will of either Employer or Employee, with or without Cause, for any reason or no reason, subject to the terms set forth herein.

3.       Title and Duties.

Employee shall report to the Chief Executive Officer of the Bank. Employee also agrees to perform such other duties which are usual and customary for persons in similar positions at comparable institutions as shall from time-to-time be requested or assigned to Employee by the Chief Executive Officer and/or the Boards of Directors of the Company or the Bank in order to promote the business interests of the Company or the Bank and/or to carry out the purposes of this Agreement. Employee further agrees to adhere to all Company and/or Bank policies and procedures, including but not limited to those related to business operations, employment practices, and customer relations. Employee shall devote substantially all of Employee’s business time and attention to the performance of Employee’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such services, either directly or indirectly, without the prior written consent of the Company and the Bank.

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4.       Compensation.

(a) Base Salary. Employee shall receive an annual base salary of two hundred and twenty-five thousand dollars ($225,000), subject to all withholdings and deductions as required by law, to be paid on a bi-weekly basis consistent with Employer’s normal payroll procedures. Employee’s salary may be reviewed annually at the discretion of Employer.

(b) Incentive Plans. Employee shall be eligible to participate in the Bank’s annual executive incentive plan and the Bank’s long-term incentive plan.

(c) Health and Other Insurance Benefits. Employee shall have the option to participate in the Bank’s health insurance and other insurance benefit programs during his employment on the same terms and conditions as other Bank employees. Employee acknowledges that the Bank’s health insurance and other insurance benefit plans are subject to change at any time at the discretion of the Bank.

(d) Retirement Plan. Employee shall be eligible to participate in the Bank’s 401(k) retirement plan on the same terms and conditions as such plan is offered to the Bank’s other employees or senior management.

(e) Vacation and Holidays. Employee shall be eligible for annual paid vacation and holidays consistent with Bank policies.

(f) Perquisites. Employee shall be entitled to such perquisites and other benefits as shall be agreed to by Employer and Employee in one or more separate writings.

5.       Termination of Employment.

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(a) Termination Without Cause. Employee’s employment may be terminated by Employer at any time, with or without Cause, in its sole and absolute discretion, upon thirty (30) days prior written notice to Employer. In the event Employee’s employment hereunder is terminated by the Employer without Cause and provided that Employee is not in violation of any term of this Agreement, from and following the date of such termination, the Employer shall continue to pay Employee his base salary and continue his health and other insurance benefits (the “Termination Payments”) for a period of one (1) year from the date of termination provided that Employee must execute a General Release in a form acceptable to Employer prior to being eligible to receive the Termination Payments. Employee shall not be entitled to receive any compensation or benefits other than the Termination Payments beyond thirty (30) days after receiving notice of his termination.

(b) Termination For Cause. Employee’s employment may be terminated by Employer for “Cause” upon the occurrence of one or more of the following events: (i) Employee’s personal dishonesty or willful misconduct which causes material injury to Employer; (ii) breach of fiduciary duty involving personal profit; (iii) intentional failure to perform his duties; (iv) willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order; (v) a material breach of any provision of this Agreement; or (vi) failure to adequately perform Employee’s job duties and responsibilities, including failure to comport oneself with Employer’s Guiding Principles (attached hereto as Addendum A). Prior to a termination for Cause pursuant to paragraphs 5(b)(iii), (v) or (vi), Employer shall provide Employee with a written notice of Employee’s performance failures and a thirty (30) day opportunity to cure.

(c) Resignation Without Good Reason. Employee may resign his employment at any time by providing thirty (30) days prior written notice to the Bank. The Employer is under no obligation to compensate Employee beyond the effective date of his voluntary termination. At its option Employer may accelerate Employee’s last day of employment following his resignation.

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(d) Resignation For Good Reason. Employee may resign his employment with “Good Reason” in the event Employee is not in violation of this Agreement and Employer: (i) materially diminishes Employee’s duties; (ii) relocates the Employee’s principal office location more than twenty-five (25) miles from its present location which also increases Employee’s commuting distance by over twenty-five (25) miles; or (iii) reduces the Employee’s compensation or other benefits below the level specified herein. Upon occurrence of any of these events, Employee shall have thirty (30) days to provide Employer with written notice of his intention to resign with “Good Reason”. In the event the Employee elects to resign with “Good Reason” and provided that Employee is not in violation of any term of this Agreement, Employee shall be entitled to receive the Termination Payments for a period of one (1) year from the termination date, subject to Employee entering into a release of claims agreement in a form acceptable to Employer.

(e) Death or Disability. This Agreement shall automatically terminate upon the death or disability of Employee. Employee shall be considered “disabled” if Employee is unable to physically or mentally perform his essential job duties for a total of ninety (90) days within any one hundred eighty (180) day period with or without a reasonable accommodation. Upon such termination, Employee shall not be entitled to any additional compensation hereunder, provided, however that the foregoing shall not prejudice Employee’s right to be paid all compensation earned through the date of termination of this Agreement and/or to collect the benefits provided by any applicable insurance policies maintained for the benefit of Employee or Employee’s beneficiaries related to Employee’s death or disability.

6.       Change in Control.

(a) Definition. A “Change of Control” shall occur upon any of the following events:

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(i) A reorganization, merger, consolidation or sale of all or substantially all of the assets of the Employer, or a similar transaction, in any case in which the holders of the voting stock of the Employer prior to such transaction do not hold a majority of the voting power of the resulting entity; or

(ii) the individuals who constitute the “Incumbent Board” of the Employer cease for any reason to constitute a majority thereof. (“Incumbent Board” means the Board of Directors of the Employer on the date hereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a voting of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by members or stockholders was approved by the same nominating committee serving under an Incumbent Board, shall be considered as though he or she were a member of the Incumbent Board); or

(iii) at such time as (1) any “person” (as the term is used in Section 13(d) and 14(d) of the Exchange Act) other than the Employer or the trustees or any administration of any employee stock ownership plan and trust, or any other employee benefit plans, established by Employer from time to time is or becomes a “beneficial owner” (as defined in Rule 13-d under the Exchange Act) directly or indirectly, of securities of the Employer representing 35% or more of the Employer’s outstanding securities ordinarily having the right to vote at the election of directors; or

(iv) a tender offer is made for 35% or more of the voting securities of the Employer and the shareholders owning beneficially or of record 35% or more of the outstanding securities of the Employer have tendered or offered to sell their shares pursuant to such tender and such tendered shares have been accepted by the tender offeror.

(b) Termination Upon a Change in Control. Upon the termination of Employee’s employment without Cause following the occurrence of a Change of Control, Employee shall be entitled to receive a lump sum payment in an amount equivalent to two (2) times Employee’s then current base salary; provided, however, that in no event shall any payments or benefits provided for hereunder constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended or any successor thereto, and in order to avoid such a result the benefits provided for hereunder will be reduced, if necessary, to an amount which is one dollar ($1.00) less than an amount equal to three (3) times Employee’s “base amount” as determined in accordance with such Section 280G. In addition to the foregoing, Employee shall be entitled to receive from Employer, or its successor, the right to continue participation in any health insurance or other insurance plans that Employee was participating in prior as of the date of termination for a period of two (2) years thereafter at no cost to the Employee.

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(c) Changes Following Change in Control. If within eighteen (18) months of the occurrence of a Change in Control, Employer or its successor should: (i) materially diminish Employee’s duties; (ii) relocate the Employee’s principal office location more than twenty-five (25) miles from its location immediately prior to the Change in Control and also increases Employee’s commuting distance by more than twenty-five (25) miles; or (iii) reduce the Employee’s compensation or benefits below the level in effect immediately prior to the Change in Control, Employee shall have the right to resign his employment for Good Reason and receive the benefits set forth in paragraph 6(b) herein, subject to the conditions set forth therein.

7.       Expenses.

Employee may occasionally incur expenses related to the performance of Employee’s duties. The Bank will reimburse Employee for business-related expenses in accordance with the Bank’s expense reimbursement policy applicable to executives.

8.       Employee Representations.

Employee represents and warrants that Employee is under no obligation, restriction or limitation, contractual or otherwise, to any other person or entity that would prohibit or impede Employee from undertaking and performing the duties, responsibilities and obligations hereunder or otherwise being employed by the Bank and/or the Company, and Employee is free to enter into and perform the terms and provisions hereof. To the extent Employee is a party to any agreement with a current or former employer, Employee represents and warrants that Employee has provided a copy of that agreement to the Bank prior to executing this Agreement.

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9.       Non-Disclosure of Confidential and Proprietary Information.

Employee agrees that in order for Employee to perform his duties properly, Employer must necessarily entrust Employee with certain confidential, secret and proprietary documents, materials, data and other information, in tangible and intangible form, of and relating to the Bank and the Company, their business, existing and prospective customers, suppliers, vendors and associated third parties (the “Confidential Information”). This Confidential Information includes, without limitation, information related to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-progress, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenues, costs, formulae, notes, communications, customer lists and customer information of the Bank and the Company, their existing and prospective customers and business associates, or of any other person or entity that has entrusted information to the Bank and/or the Company in confidence. Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

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Employee understands and acknowledges that the development or acquisition of such Confidential Information is the result of great effort and expense by the Employer. Employee further understands and acknowledges that the Employer’s ability to reserve this Confidential Information for its exclusive knowledge and use is of great competitive importance and commercial value to the Employer and that improper use or disclosure of the Confidential Information by Employee will cause the Employer irreparable harm.

Employee understands and agrees that Confidential Information developed by Employee in the course of his employment by the Employer shall be subject to the terms and conditions of this Agreement as if the Employer furnished the same Confidential Information to Employee in the first instance. Confidential Information shall not include information that is generally available to and known by the public, provided that such disclosure to the public is through no direct or indirect fault of Employee or persons acting on Employee’s behalf.

Employee agrees that during the term of his employment with the Employer and at all times thereafter, he shall not disclose, either directly or indirectly through any other person or entity, or permit unauthorized access to, the Confidential Information or use it in a way, except on behalf of the Employer, whether or not such Confidential Information is produced by Employee’s own efforts, except as permitted by the Chief Executive Officer in advance in writing.

Employee agrees that the Employer has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Employer’s part to maintain the confidentiality of and to use such information only for certain limited purposes agreed to by such third parties. During its engagement by the Employer, and at all times thereafter, Employee shall hold all such confidential or proprietary information in the strictest confidence and shall not disclose such information to any person or entity or otherwise utilize it except as is reasonable and necessary in the course of his work for Employer and in strict accordance with any agreement between the Bank and/or Company and such third party.

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During employment with the Employer, Employee will not improperly use or disclose any confidential or proprietary information or trade secrets of any former or concurrent employer or other person, and Employee will not bring onto the premises of the Employer any confidential or proprietary information or trade secrets belonging to any such employer or person unless Employee has obtained their prior written consent.

10.       Non-Solicitation of Customers and Vendors.

Employee understands and acknowledges that Employer has expended and continues to expend significant time and expense in developing customer and vendor relationships, customer and vendor information and goodwill, and that because of Employee’s experience with and relationship to Employer, Employee will have access to and learn about much or all of the Bank and/or Company’s customer and vendor and prospective customer and vendor information, including, but not limited to, names, phone numbers, addresses, email addresses, and other information identifying facts and circumstances specific to the customer or vendor or prospective customer or vendor and relevant to the services provided by the Bank and/or Company. Employee understands and acknowledges that loss of customer and vendor relationships and/or goodwill and/or interference with this prospective customer or vendor relationship will cause significant and irreparable harm to Employer.

Employee agrees and covenants that during the term of Employee’s employment and for a period of twelve (12) months after the employment relationship ends, for any reason or no reason and whether employment is terminated at the option of Employee or the Employer, Employee shall not directly or indirectly through another person or entity: (a) solicit, contact, attempt to contact or meet with any person or entity who was a customer of the Bank and/or Company at any time during the term of Employee’s employment or from whom the Bank and/or Company discussed or solicited business within one hundred eighty (180) days of the date Employee’s employment with the Employer is terminated; or (b) induce or attempt to induce any customer or vendor of the Bank and/or Company during or after the term of Employee’s employment to reduce, limit or not commence doing business with the Bank and/or Company.

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11.       Non-Solicitation of Employees.

Employee understands and acknowledges that Employer has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Employer. Employee agrees and covenants that during the term of Employee’s employment and for a period of twelve (12) months thereafter, Employee shall not directly or indirectly through another person or entity induce or attempt to induce any existing or future employee of the Bank and/or Company to leave the employ of the Bank and/or Company, or in any way interfere with the relationship between the Bank and/or Company and such employee, including, without limitation, inducing or attempting to induce any employee or group of employees to interfere with the business or operations of the Bank and/or Company or to solicit for hire or hire any person that is employed by the Bank and/or Company.

12.       Non-Competition

Because of the Employer’s legitimate business interest as described herein and the good and valuable consideration offered to the Employee, during the term of Employee's employment and for a period of twelve (12) months, to run consecutively, beginning on the last day of the Employee's employment with the Employer, for any reason or no reason and whether employment is terminated at the option of the Employee or the Employer, Employee agrees and covenants not to as an officer, director, shareholder, member, owner, employee, agent, independent contractor or in any other capacity directly or indirectly consult with, be employed by, provide services to, promote, freelance for or have any interest in any bank or financial services business, firm, partnership or corporation, which competes with the Bank and/or Company in the business of providing banking and financial services anywhere within fifty (50) miles of a branch or office of the Bank. Employee agrees that the restrictions in this paragraph 12 protect legitimate business interests of the Employer and are reasonable in terms of duration, geographic scope and in all other respects. Nothing herein shall prohibit Employee from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Employee is not a controlling person of, or a member of a group that controls, such corporation.

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13.       Return of Company Property.

Employee agrees, upon termination of his employment, promptly to deliver to the Bank all records, reports, manuals, programs, files, keys, building passes, credit cards, books, documents, computer disks or tapes, disk drives, memory sticks and/or any other property of the Bank and/or Company, including anything that was prepared by or on behalf of the Bank and/or Company or purchased with Bank and/or Company funds, and to refrain from making, retaining or distributing copies thereof. To the extent that Employee has any data belonging to the Bank and/or Company or any non-removable magnetic media owned by Employee (for example, a computer’s hard disk drive), Employee agrees that immediately upon termination he will provide the Bank with a copy of the data and then purge his computer of the data. Employee shall further furnish to the Bank an affidavit attesting to the foregoing return and destruction of the information within three days of receiving notice under this paragraph.

14.       Compelled Disclosure.

Notwithstanding any other provisions herein, if Employee is requested to disclose any Confidential Information to any governmental, regulatory or other such authority with proper jurisdiction, Employee will promptly notify the Bank and permit the Bank and/or Company to seek a protective order or to take other appropriate action. Employee will also exercise his reasonable best efforts (subject to the advice of Employee’s legal counsel) to cooperate in the Bank and/or Company’s efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded the Confidential Information. If, in the absence of a protective order, Employee is, in the opinion of Employee’s legal counsel, compelled as a matter of law to disclose the Confidential Information, Employee may disclose to the party compelling disclosure only the part of the Confidential Information as is required by law to be disclosed.

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15.       Remedies.

Employee acknowledges that monetary damages will not be a sufficient remedy for Employee’s breach or threatened breach of paragraphs 9 through 14 of this Agreement and that a breach of these provisions by the Employee will cause irreparable harm to the Employer. As a result, Employee agrees that the Employer shall be entitled to obtain equitable relief, including injunctive relief and/or specific performance, for any such breach, without having to show proof of actual harm or posting any bond. Employee further agrees that should he violate these provisions Employer shall be entitled to cease and/or recover any payments and benefits otherwise owed or paid to Employee pursuant to paragraphs 5 and 6 of this Agreement and that Employer shall further be entitled to recover all attorneys’ fees and court costs associated with its filing and maintaining any such action against Employee.

16.       At-Will Employment.

Employee acknowledges and agrees that he is an at-will employee of the Employer and that nothing in this Agreement alters his status as an at-will employee. Employee further acknowledges and understands that either party may terminate Employee’s employment at any time with or without cause and with or without prior notice, except as otherwise provided herein. Employee further acknowledges, understands and agrees that this Agreement does not constitute a promise or guaranty of employment in any position or for any period of time.

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17.       Assignability.

This Agreement is binding upon and shall become the legal obligation of the successors and assigns of Employer. This Agreement is not assignable by Employee.

18.       Amendments and Waiver.

No provision hereof may be amended or waived except by a writing executed by both Employee and the Chief Executive Officer on behalf of the Employer. Any such waiver shall not constitute a waiver of any subsequent breach, failure or violation of the same or other provisions hereof.

19.       Construction.

The Parties agree that the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

20.       Entire Agreement.

This Agreement supersedes any and all prior agreements, either oral or in writing, between the parties hereto with respect to the subject matter thereof. This Agreement is void ab initio if the Merger Agreement is terminated for any reason.

21.       Headings.

The headings and titles to sections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the heading or title of any section.

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22.       Governing Law and Jurisdiction.

This Agreement and the rights and obligations of the parties shall be interpreted, construed and enforced in accordance with the laws of the State of New Jersey, without reference to conflict of laws principles. All claims and actions relating to this Agreement shall be brought only in the state or federal courts of New Jersey, and the parties acknowledge and agree to the exclusive venue and personal and subject matter jurisdiction of such courts, and waive all objections thereto, including, without limitation, that of inconvenient forum. The parties further waive their right to a trial by jury to the fullest extent allowed under applicable law.

23.       Severability.

Each provision of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful and not subject to reformation, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

AGREED AND ACCEPTED:

/s/ Adriano Duarte
Adriano Duarte

On Behalf of SB One Bancorp

By:	/s/ Anthony Labozzetta
Anthony Labozzetta
President and Chief Executive Officer

On Behalf of SB One Bank

By:	/s/ Anthony Labozzetta
Anthony Labozzetta
President and Chief Executive Officer

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